ARTICLES OF INCORPORATION
                                       OF
                           SEPTEMBER PROJECT II CORP.

         The undersigned, desiring to form a corporation (the "Corporation") under the laws of Florida, hereby adopts the following Articles of
Incorporation:

                                    ARTICLE I
                                 CORPORATE NAME

         The name of the Corporation is September Project II Corp.

                                   ARTICLE II
                                     PURPOSE

         The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

                                   ARTICLE Ill
                               PERIOD OF EXISTENCE

         The period during which the Corporation shall continue is perpetual.

                                   ARTICLE IV
                                     SHARES

         4.1. The capital stock of this corporation shall consist of 50,000,000 shares of common stock, no par value and 5,000,000 shares of preferred stock.

         4.2. Preferred Stock. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, including voting rights, if any, preferences, and rights of the shares of each series, and any qualifications, limitations, or restrictions thereof.

         4.3. Other Powers of the Board of Directors With Respect  to Shares.
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                  (a) The board of directors may effectuate dividends payable in shares by issuance of shares of any class or series to holders of shares of any other class or series.

                  (b) The board of directors may issue rights and options to acquire shares upon such terms as the board of directors shall determine.

                                    ARTICLE V
                                PLACE OF BUSINESS

         The initial address of the principal place of business of this corporation in the State of Florida shall be 7695 S.W. 104th Street, Suite 210, Miami, FL 33156. The Board of Directors may at any time and from time to time move the principal office of this corporation.

                                   ARTICLE VI
                             DIRECTORS AND OFFICERS

         The business of this corporation shall be managed by its Board of Directors. The number of such directors shall be not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By_Laws. The number of persons constituting the initial Board of Directors shall be 1. The Board of Directors shall be elected by the Stockholders of the corporation at such time and in such manner as provided in the By_Laws. The name and addresses of the initial Board of Directors and officers are as follows:

         Eric P. Littman                    President/Secretary/Director
         7695 S.W. 104th Street
         Suite 210
         Miami, FL 33156

                                   ARTICLE VII
                           DENIAL OF PREEMPTIVE RIGHTS

         No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the board of Directors.

                                  ARTICLE VIII
                               AMENDMENT OF BYLAWS

         Anything in these Articles of Incorporation, the Bylaws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                   ARTICLE IX
                                  SHAREHOLDERS

         9. 1. Inspection of Books. The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

         9.2. Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not apply to the Corporation.

         9.3. Quorum. The holders of shares entitled to one_third of the votes at a meeting of shareholder's shall constitute a quorum.

         9.4. Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.


                                    ARTICLE X
             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By_Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

                                   ARTICLE XI
                                   SUBSCRIBER

         The name and address of the person signing these Articles of Incorporation as subscriber is:

         Eric P. Littman
         7695 S.W. 104th Street
         Suite 210
         Miami, FL 33156

                                   ARTICLE XII
                                    CONTRACTS

         No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

                                  ARTICLE XIII
                                 RESIDENT AGENT

      The name and address of the initial resident agent of this corporation is:

                       Eric P. Littman
                       7695 S.W. 104th Street
                       Suite 210
                       Miami, FL 33156

      IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of Incorporation this on August 21, 1997.



                                                  /s/ Eric P. Littman
                                                  -----------------------
                                                  Eric P. Littman, Subscriber




Subscribed and Sworn on August 21, 1997 Before me:

/s/ Notary Public
-----------------
Notary Public

My Commission Expires:

                  CERTIFICATE DESIGNATING PLACE OF BUSINESS OR
                DOMICILE FOR SERVICE OF PROCESS WITHIN THIS STATE
                NAMING THE AGENT UPON WHOM PROCESS MAY BE SERVED

      Having been named to accept service of process for September Project II Corp., at the place designated in the Articles of Incorporation, the undersigned is familiar with and accepts the obligations of that position pursuant to F.S. 607.0501(3).




                                                  /s/ Eric P, Littman
                                                  --------------------
                                                  Eric P. Littman